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GENESCO NAMES SANDRA HARRIS CHIEF FINANCIAL OFFICER

A proven CFO, finance leader and seasoned global retailer and consumer brands executive, Harris adds significantly to Genesco’s deep leadership bench

NASHVILLE, Tenn. Oct. 1, 2024 -- Genesco Inc. (NYSE: GCO), after a broad search process, today announced the appointment of Cassandra “Sandra” Harris as Senior Vice President, Finance and Chief Financial Officer, effective October 7, 2024. Harris succeeds Thomas A. George, whose planned retirement will take effect on December 12, 2024 to ensure an orderly transition.

“Sandra is a proven executive leader with a consistent record of driving strategic growth and value across complex organizations. She brings invaluable expertise from numerous multi-channel, multi-brand consumer businesses,” said said Mimi E. Vaughn, Genesco's Board Chair, President and Chief Executive Officer. “We look forward to benefitting from Sandra’s leadership as we continue to drive sustainable growth, profitability, and long-term shareholder value. In addition, we are incredibly grateful to Tom for his financial leadership at Genesco. A 40-year finance professional with more than 30 years as a public company CFO, Tom has made significant contributions to Genesco, and we wish him the very best in retirement.”

Harris joins Genesco with an impressive background of CFO and finance leadership roles in retail and consumer brands companies, including at VF Corporation (“VF”). Harris spent nearly 10 years at VF (from 2008 to 2017), where she was responsible for driving global business and financial strategies across VF’s more than 50 iconic lifestyle brands. Harris’ experience with VF includes retail, finance, supply chain and information technology leadership, including serving as Chief Financial Officer for Direct to Consumer, Global Supply Chain and Shared Services.

Harris will report directly to Vaughn, and will oversee Genesco’s accounting, financial planning and analysis, investor relations, treasury, procurement and tax

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functions. During the transitional period, George will continue as Genesco’s Principal Accounting Officer.

“It’s an exciting time for Genesco and I am thrilled to join this incredible team at such a pivotal time. I look forward to working closely with the Genesco leadership team to help shape the company’s next chapter of growth as a footwear focused industry leader,” said Harris.

About Sandra Harris

Harris most recently served as Chief Financial Officer for Artisan Design Group, the leading nationwide provider of design and installation services for interior finishes. Prior to that she was the Chief Financial Officer and Chief Operating Officer of publicly-held Tupperware Brands (from 2019 to 2022) serving as a strategic business partner responsible for transforming a traditional direct seller to an omnichannel company.

Harris’s proven track record at VF includes leading retail growth of more than 40% across multiple platforms with a “digital first”/e-commerce approach, expansion of approximately 2,500 brick and mortar doors and growth of its wholesale partnerships. In addition to her financial leadership, during her time as VF’s Chief Information Officer, she operationally led the transformation of VF’s global technology from a traditional technology-focused organization to a consumer-focused digital first company. Harris also enabled VF’s shared services to become more agile, flexible and efficient creating a foundation for its growth platform.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,314 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle

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footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Media Contact

Claire S. McCall

(615) 367-8283

cmccall@genesco.com